Exhibit 99.(p)(42)

CONTINUOUS CAPITAL, LLC
CODE OF ETHICS

Dated April 30, 2018

A.         Definitions  When used in this Code, the following terms shall have the meanings set forth below:

"Access Person" means any Supervised Person, who is provided with access to nonpublic information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings or who is involved in making securities recommendations.  The Chief Compliance Officer may determine that a contract worker is an Access Person depending on the nature of his or her work.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Advisor” means Continuous Capital, LLC.

"Advisory Account" means any account with respect to which the Advisor provides discretionary investment advisory services pursuant to a contract including any sub-advised registered investment companies.  For avoidance of doubt, clients for which the Advisor provides model portfolio recommendations on a non-discretioanry basis are not Advisory Accounts for purposes of the Code.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) of Securities or Funds are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan and systematic payroll contributions to (or distributions from) a retirement plan account.

"Beneficial Ownership" shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act.  In general, this provision specifies that, to have Beneficial Ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities.  Thus, an Access Person may be deemed to have Beneficial Ownership over securities held in accounts registered in the name of members of his or her immediate family sharing the same household (i.e. a spouse, children and other relatives), or by certain partnerships, trusts, corporations or other arrangements.  For example, Access Persons would likely be deemed to have Beneficial Ownership of securities held in the following accounts:  spousal retirement plan accounts (e.g., 401(k) and 403(b) plan accounts), accounts registered to a trust for which the Access Person serves as trustee, and accounts registered to a partnership for which the Access Person or the Access Person’s spouse serves as general partner.

“Broad-Based Index” means an index that is comprised of Securities or other instruments, such as commodities or currencies, and that the Advisor deems to be widely used or recognized.  The Advisor shall publish the list of Broad-Based Indices in effect at any given time on its compliance reporting system.

"Chief Compliance Officer" means the person designated by the Advisor as the Advisor’s chief compliance officer.

“Code” means this Code of Ethics.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Security” means (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of open-end investment companies with the exception of exchange-traded funds and the Funds, which are subject to various provisions of the Code as noted herein. In addition, as may be determined by the Chief Compliance Officer, a futures transaction and an option on certain broad-based securities indices will be deemed an “Exempt Security.”

"Funds" means any registered investment company(ies) managed by the Advisor.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

"Portfolio Manager" means an employee of the Advisor with responsibility and authority to make investment decisions directly affecting an Advisory Account.
“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act.

"Purchase or sale of a security" includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Supervised Person” means any director, officer or employee who is subject to the supervision and control of the Advisor.  In addition to the Advisor’s employees, those employees of the Advisor’s affiliates that provide services to the Advisor may be deemed Supervised Persons.  The Chief Compliance Officer may deem other persons who provide investment advice on behalf of the Advisor to be Supervised Persons.

Supervised Persons should contact the Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

B.         Statement of General Principles

All Supervised Persons owe a fiduciary duty to place the interests of the Advisory Accounts above their own.  This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts.  Access Persons must execute their personal securities transactions in accordance with the policies and restrictions set forth in this Code.  Doubtful situations should be resolved in favor of the Advisory Account, as applicable.

Supervised Persons should not take unfair advantage of their relationship to the Advisor.  This would include solicitation of gifts or special treatment from parties that do business, or propose to do business, with or on behalf of the Advisor.

Technical compliance with the Code's procedures will not automatically exempt from scrutiny any Supervised Person’s actions that may indicate a perceived abuse of fiduciary duties.  All Supervised Persons are required to comply with all applicable federal securities laws.

C.         Restrictions on Personal Securities Transactions

1.         Purchases and Sales of a Security.  No Access Person shall purchase or sell, directly or indirectly:

a.         any Security that, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by an Advisory Account;

b.         any Security that, to his or her actual knowledge at the time of such purchase or sale, the Advisor is actively considering for purchase or sale by an Advisory Account; or

c.         any convertible security, option, warrant or any security of a different class of any issuer whose underlying or other class of securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered or are currently being purchased or sold by an Advisory Account.

These prohibitions shall apply whether the transactions for an Access Person and an Advisory Account are in the same direction (e.g., an Access Person and an Advisory Account are both purchasing a Security) or the opposite direction (e.g., an Access Person is purchasing and an Advisory Account is selling the same Security).  These prohibitions apply until the day after the day on which the Advisor determines not to enter into or completes the purchase or sale.

2.         Exceptions. The following transactions shall not be considered to violate Section C.1. above:

a.          purchases or sales of Securities over which the Access Person has no direct or indirect influence, control or prior knowledge;

b.          purchases or sales of Securities pursuant to an Automatic Investment Plan;

c.          purchases or sales of Securities for which the Access Person receives approval pursuant to the Pre-Clearance procedures in Section D.1.;

d.          purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired;

e.           purchases or sales of a Fund.

3.         Undue Influence.  No Access Person who owns a particular Security shall attempt to cause an Advisory Account to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person.  An Access Person who participates in an investment decision on behalf of an Advisory Account concerning a particular Security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Chief Compliance Officer, the nature of his/her interest in that Security.

4.         Initial Public Offerings.  No Portfolio Manager may acquire any Securities in an Initial Public Offering.  Any other Access Person seeking to acquire a Security in an Initial Public Offering must seek pre-clearance under Section D.1.

5.         Private Placements.  Prior clearance from the Chief Compliance Officer is required for any acquisition by an Access Person of Securities in a Private Placement.  Approval should take into account whether the investment opportunity should be reserved for Advisory Accounts, and whether the opportunity is being offered to the individual by virtue of his or her position with the Advisor. Portfolio Managers who have been authorized to acquire securities in a Private Placement are required to disclose these investments when they play a part in the Advisor's subsequent consideration of an investment in the issuer on behalf of an Advisory Account.  In such circumstances, the decision to make the investment should be subject to an independent review by a Portfolio Manager or an executive officer with no personal interest in the issuer.

6.         Short-Term Trading.  No Access Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within thirty calendar days. No Portfolio Manager may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty calendar days.  The holding period is measured on a first in, first out basis.

This restriction shall not apply to Exempt Securities, Funds, exchange-traded funds, or broad-based index derivatives. In addition, individual exceptions may be permitted by the Chief Compliance Officer when it is deemed that short-term profit-taking by an Access Person would not create a conflict with the interests of any Advisory Account.

Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by an executive officer of the Advisor; provided, however, that an executive officer of the Advisor may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account.

7.         Excessive Trading.  Each Supervised Person that invests in a Fund shall comply with the Fund’s applicable excessive trading policy as disclosed in the current Prospectus.  This prohibition includes employee-directed exchanges executed in the Advisor's 401(k) plan but excludes trades pursuant to an Automatic Investment Plan.

8.         Blackout Period. No Portfolio Manager may purchase or sell a Security (or a derivative thereof) within seven calendar days before or after his/her purchase or sale of the same (or equivalent) Security on behalf of  an Advisory Account managed by the Portfolio Manager.  This restriction does not apply to Exempt Securities, Broad-Based Index exchange-traded funds, or Broad-Based Index derivatives.

9.         Portfolio Securities. No Portfolio Manager may purchase or sell a Security if, as of the time of the proposed transaction, the Advisory Accounts under his or her management own in aggregate more than five percent (5%) of the Security’s market capitalization.  Exceptions to the foregoing limitation may be granted by the Chief Compliance Officer if it is determined that the trade would not create an actual or apparent conflict of interest with the Advisory Account.

10.         Insider Information, Market Manipulation and Other Prohibited Transactions.  All Access Persons are subject to compliance with the Statement of Policy on Material Non-Public Information adopted by the Advisor.

Regardless of whether pre-clearance is granted under Section D.1., Access Persons may not enter into any personal securities transaction, and Portfolio Managers may not enter a transaction on behalf of an Advisory Account:

a.          while in possession of material nonpublic information regarding the security or issuer of the security;

b.          intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or

c.         based upon a conflict of interest rather than the best interests of Advisory Accounts.

D.        Procedures Related to Personal Securities Transactions by Access Persons

1.         Pre-clearance.  An Access Person may purchase or sell a Security in which he/she has, or through such transaction acquires, direct or indirect Beneficial Ownership of that Security, only if he/she obtains clearance prior to the transaction. Requests for pre-clearance shall be made through the Advisor’s compliance reporting system.  However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system.  Upon receipt of pre-clearance, an Access Person may engage in a transaction otherwise prohibited by Section C.1.

Unless the Access Person has received approval to enter a transaction on a good-until-canceled basis, the Access Person shall execute the transaction by the end of the business day following the date of approval.  If the Access Person is not able to execute the transaction by the end of the next business day, he/she must submit an additional request for pre-clearance.

Pre-clearance approvals should be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of an Advisory Account.  The Advisor may automatically approve pre-clearance requests when the requested trade does not exceed a de minimis threshold or when the trade is otherwise not deemed to present potential harm to an Advisory Account.

The following list sets forth transactions that do not require pre-clearance along with the applicable reporting requirements under Section D.2.:

Transaction	Pre-Clearance Required?	Transaction Reporting?	Holdings Reporting?
Purchases or sales of Securities and Funds pursuant to an Automatic Investment Plan	No	No	Yes
Involuntary corporate actions on a Security (e.g., stock split, spinoff)	No	No	Yes
Voluntary corporate actions on a Security (e.g., tender offer)	No	Yes	Yes
Grants of rights / options on any Security	No	Yes	Yes

Acquisitions of Securities through the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities if such rights were acquired from the issuer, as well as sales of such rights so acquired (does not apply to secondary market trading of rights)
	No	Yes	Yes
Transactions in a Fund, whether conducted directly with the Fund, in a brokerage account or in the Advisor’s 401(k) plan	No	Yes[1]	Yes
Gifts of Securities (whether given or received)	No	Yes	Yes
Transactions in Exempt Securities	No	No	No
Transactions in exchange-traded funds irrespective of the underlying instrument(s)[2]	No	Yes	Yes
Entering or exiting Broad-Based Index derivatives	No	Yes	Yes
Direct purchases or sales of currency including virtual currency[3]	No	No	No
Entering or exiting futures contracts on currency or virtual currency	No	No	No
Other transactions that provide indirect exposure to currency or virtual currency (i.e., through derivatives or capital-raising ventures)	Consult the Compliance Department	Consult the Compliance Department	Consult the Compliance Department

 In addition to the above-listed transactions, Access Persons may not be subject to the pre-clearance requirement in the following circumstances:

a.          The Access Person (or the owner of an account deemed to be beneficially owned by the Access Person) does not directly control the timing of the transaction.  To the extent the Access Person has advance knowledge of the transaction, he/she should confirm with the Advisor’s Compliance Department whether the pre-clearance and/or reporting requirements apply.

b.         The Access Person has no direct or indirect influence or control over the account in which the transaction takes place, and the Chief Compliance Officer has granted an exemption from the pre-clearance requirement to such account. To qualify for the exemption, the Access Person must seek approval from the Advisor’s Compliance Department and execute an initial and thereafter, annual certification, through the Advisor’s compliance reporting system.  Reporting of the account and the transactions is still required under Section D.2.

1 Transactions in a Fund through an Automatic Investment Plan do not require quarterly transaction reporting, but shares acquired through an Automatic Investment Plan must be included in the annual holdings reports.
2 Please note that certain exchange-traded instruments may appear to be funds, but they are not.  For example, exchange-traded notes are not funds and are thus required to be pre-cleared.  In addition, the Grayscale Bitcoin Investment Trust (GBTC) is not an exchange-traded fund and must be pre-cleared.
3 Certain Initial Coin Offering or virtual token may be Securities and subject to pre-clearance and reporting under the Code.  Access persons must consult the Compliance Department for these types of transactions.

2.         Reporting by Access Persons.  Every Access Person shall report  in the Advisor’s compliance monitoring system the information described below with respect to holdings and transactions in any Security or Fund in which such Access Person has, or by reason of such transaction acquires, direct or indirect Beneficial Ownership in the Security or Fund.

Exempt Securities are exempt from all three reporting requirements.   See the table in Section D.1 fortransactions that are exempt from the pre-clearance requirement but that require reporting.

a.          Initial Holdings Report.  Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information (which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

1.)       the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

2.)       the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.)       the date that the report is submitted by the Access Person.

b.         Quarterly Transaction Report.  Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:

1.)       the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security or Fund involved;

2.)       the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.)       the price at which the transaction was effected;

4.)       the name of the broker, dealer or bank with or through which the transaction was effected;

5.)       the date that the report is submitted by the Access Person; and

6.)       for any account opened during the quarter in which any Securities or Funds were held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment.

c.          Annual Holdings Report.  Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:

1.)        the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect Beneficial Ownership;

2.)       the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Security or Fund was held for the direct or indirect benefit of the Access Person; and

3.)       the date that the report is submitted by the Access Person.

All reports shall be made through the Advisor’s compliance reporting system.  If electronic files containing the required information are transmitted to the compliance reporting system by an Access Person’s broker, the Access Person must confirm the information in the system within the deadlines set forth above.

3.         Notification of Reporting Obligation.  The initial, quarterly and annual reports are necessary to comply with the requirements of the Advisers Act and the Investment Company Act and the rules thereunder.  All Access Persons under a duty to file initial, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty.  Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise.  Information supplied in the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.

4.         Disclaimer of Beneficial Ownership.  Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security or Fund to which the report relates.

5.         Records of Securities and Fund Transactions.  Each Access Person is required to instruct his/her financial institution to provide to the Advisor electronic files of confirmations and statements for accounts in which he/she has Beneficial Ownership over Securities or Funds. The Chief Compliance Officer may grant exemptions from this requirement.  For any such exempt accounts, Access Persons are required to attach a copy of the account statements to the quarterly transaction report provided under Section D.2.b.  Such records are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g. open-end investment company accounts not relating to the Funds).

E.         Other Potential Conflicts of Interest

1.         Gifts.

a.          Provision of Gifts.  The Advisor may provide gifts to parties that do business, or propose to do business, with or on behalf of the Advisor.  Access Persons may not personally pay for gifts to such parties, unless the Chief Compliance Officer determines that a gift is in connection with a personal relationship or intended to recognize a personal event (e.g., wedding, birth of a child, etc.).  Gifts approved by the appropriate supervisor and paid for by the Advisor shall not be deemed to have been provided by the Access Person arranging such gift.

b.          Gifts of Cash.  Access Persons are prohibited from giving or receiving cash or cash equivalents to or from any party that does business, or proposes to do business, with or on behalf of the Advisor.  A cash equivalent is any instrument readily convertible to cash, including a stored balance debit/credit card.  However, a gift certificate or stored balance card convertible only to purchases from a particular store or seller shall not be deemed to be a cash equivalent.

c.          Receipt of Gifts.  An annual limit of $100 applies to any gifts that an Access Person receives from a party that does business, or proposes to do business, with or on behalf of the Advisor.  The $100 limit may be met with one gift or multiple gifts that total $100 from a party in a calendar year.

Gifts in connection with a personal relationship or that are intended to recognize a personal event shall not count towards the annual dollar limit.  A gift of food, flowers, or other consumable item that an Access Person receives from a party that does business, or proposes to do business, with or on behalf of the Advisor shall not count towards any Access Person’s annual dollar limit as long as the gift is shared with other employees of the Advisor.  A promotional item that displays the donor firm’s logo and that the Access Person receiving such item reasonably believes to be valued at less than $100 shall not count towards the annual dollar limit.  Exceptions to the $100 limit may be granted by an executive officer of the Advisor (in consultation with the Chief Compliance Officer).

Notwithstanding the annual $100 limit on gifts received by Access Persons, no Portfolio Manager may receive any gift from a broker or dealer that executes transactions for an Advisory Account or Fund, unless the Portfolio Manager receives approval from the Chief Compliance Officer.

d.          Reporting of Gifts.  Upon receipt of any gift that is subject to the annual dollar limit, the Access Person receiving such gift shall provide to the Chief Compliance Officer a description of the gift and from whom it was received.  The Chief Compliance Officer will maintain a log of gifts by recipient and donor.

A promotional item that displays the donor firm’s logo and that an Access Person receiving such item reasonably believes to be valued more than $100 should be reported to the Chief Compliance Officer.  The Chief Compliance Officer shall consider any potential conflict of interest resulting from acceptance of such gift.

The Advisor shall maintain a log of gifts provided, including a description of the item, its cost, and the name and association of each recipient.  Gifts to government officials, public pension plan employees, and persons affiliated with a union or labor organization may be restricted, and as such, the Chief Compliance Officer should be consulted when such gifts are contemplated.

e.          Refusal of Gifts.  Any gift that exceeds the $100 annual limit for gifts received from a particular donor must be shared with other employees of the Advisor, returned to the donor, or the amount above $100 offset through reimbursement to the donor or through the Access Person’s contribution of such amount to a charitable organization approved by an executive officer of the Advisor.

2.          Entertainment.

a.          Provision of Entertainment.  Access Persons with approval from their manager may provide reasonable business entertainment (e.g., meals, attendance at cultural or sporting events, rounds of golf, etc.).  Access Persons may not provide business–related entertainment at their own expense.  Entertainment of government officials, public pension plan employees, and persons affiliated with a union or labor organization may be restricted, and as such, the Chief Compliance Officer should be consulted when such entertainment is contemplated.

Business entertainment provided by an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if an Access Person is not present at the event.

b.           Receipt of Entertainment.  Access Persons with approval from their manager are allowed to participate in business entertainment provided by any party that does business, or proposes to do business, with or on behalf of the Advisor.  In determining whether to approve receipt of entertainment, management should evaluate whether the extravagance or frequency of the entertainment poses a potential conflict of interest for the Access Person or the Advisor.

Business entertainment received by an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if the party or a representative of the party providing the entertainment is not present at the event.

Those Access Persons with authority to hire vendors for the Advisor are not allowed to accept entertainment from current or potential vendors, unless a representative of the vendor will be in attendance at the entertainment event.

c.          Reporting of Entertainment.  Access Persons are required to accurately report the provision of business entertainment in the Advisor’s expense reporting system. Any business entertainment provided for government officials, public pension plan employees, and persons affiliated with a union or labor organization must be reported to the Chief Compliance Officer.

Any entertainment received from broker-dealers who execute transactions for an Advisory Account or Fund must be reported promptly to the Chief Compliance Officer.  A log will be maintained of any entertainment received from such brokers-dealers and compared to brokerage transactions to identify any apparent influence over broker selection.

3.         Political Contributions and Activities.

a.          Prohibitions.  Supervised Persons are prohibited from, directly or indirectly, making political contributions with the intent of influencing a government official or political candidate who is or will be in a position to influence the Advisor’s selection as an investment adviser to government entity clients. This would include contributions to political action committees or political parties, if the Supervised Person is aware of the committee’s or party’s intent to distribute monies to certain officials or candidates who are or will be in a position to influence the Advisor’s selection.  Coordinating or soliciting contributions from others (for example, fund-raising activities) on behalf of a candidate who is or will be in a position to influence the Advisor’s selection is also prohibited.

Volunteering personal time to a candidate or government official would not be considered a contribution.

Supervised Persons in executive and client-facing roles should be particularly conscious of the potential for their political contributions and activities to be perceived as attempts to acquire or maintain government clients for the Advisor.  If it is determined that a political contribution or activity by a  Supervised Person in an executive or client-facing role was intended to influence the Advisor’s selection or retention of a government client, the Advisor may be required to forego advisory fees on the affected Advisory Account for a two-year period following the contribution or activity.

b.          Pre-clearance of Political Contributions and Activities.  Every Supervised Person is permitted to make political contributions up to $150 to a government official or candidate per election without prior approval by the Advisor.  Supervised Persons wishing to make a contribution of $150 or greater or who wish to participate in any political fund-raising activity must seek pre-clearance through the Advisor’s compliance reporting system.  However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Supervised Person is not able to access the system.

Pre-clearance approvals should be based upon consideration of the following factors: the Supervised Person’s eligibility to vote for the candidate, the amount of the contribution or anticipated fund-raising, whether the candidate has or will have influence over the Advisor’s management of current or prospective Advisory Accounts, and the Supervised Person’s position with the Advisor.

c.          Reporting of Political Contributions and Activities.  Every Supervised Person shall provide a quarterly report of his or her political contributions and fund-raising activities, including those that were pre-cleared, through the Advisor’s compliance reporting system. Each Supervised Person will be asked to certify that he or she did not attempt to influence any third party to make a contribution nor did he/she make a contribution with the intent of influencing the Advisor’s selection as an investment adviser to government entity clients.

In addition, certain Supervised Persons will be notified of their obligation to report any contributions or fund-raising activities by members of their household, based upon the Advisor’s determination that those Supervised Persons have a direct economic incentive to influence the Advisor’s selection as an investment adviser to government entity clients.  All such reports shall be made through the Advisor’s compliance reporting system.

4.           Service as a Director.  Portfolio Managers are prohibited from serving on a board of directors of a publicly traded company unless prior authorization has been granted by the Chief Executive Officer or the Chief Operating Officer of the Advisor, based upon a determination that the board service would not be inconsistent with the interests of the Advisor or its Advisory Accounts.  The Chief Executive Officer’s service on any board of a publicly traded company must be approved by the Advisor’s board of directors.

F.         Violations and Sanctions

1.         Review for Violations.  Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Advisory Accounts to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.  If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he/she shall submit information deemed appropriate, including any explanatory material provided by the potential violator, to an executive officer of the Advisor. The executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) shall make the determination of whether a violation has occurred.  With respect to the Chief Compliance Officer’s personal trading activity, the Advisor’s Chief Legal Officer or designee shall perform the duties of the Chief Compliance Officer, as described in the Code.

No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation.

No less than annually, the Chief Compliance Officer must furnish to the Funds’ Board of Trustees a written report that:

a.         describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.          certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.          Reporting of Violations.  Any Supervised Person who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation.

3.          Sanctions.  Upon determining that there has been a violation of this Code, an executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator.  If a Supervised Person realizes a profit from a transaction deemed to violate the Code, the Advisor will require disgorgement, which will typically be accomplished by donation to a charitable organization approved by an executive officer of the Advisor.

H.         Delivery and Certification of the Code

1.          Delivery of Code to Supervised Persons.  The Chief Compliance Officer shall deliver a current copy of the Code to each Supervised Person when each such person is deemed to become a Supervised Person.  In addition, the Chief Compliance Officer will deliver a copy of the Code to each Supervised Person on an annual basis and upon amendment of the Code.  Pursuant to Rule 17j-1 under the Investment Company Act, the Funds’ Board of Trustees must approve any material change to the Code no later than six months after adoption of the material change.

2.         Certification of Compliance with Code.  Within ten (10) days of becoming a Supervised Person, each Supervised Person is required to certify that he/she: i) has received, read and understood the Code and ii) agrees to abide by the policies and procedures set forth in the Code.  Each Supervised Person shall also certify annually that he/she has: i) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and ii) notified the Chief Compliance Officer of any violation of which he/she has become aware.  Subsequent to delivery of any Code amendments, Supervised Persons shall certify that they: i) have received, read and understood the Code amendment and ii) agree to abide by the policies and procedures set forth in the Code, as amended.